Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3 No. 333-268782) and related Prospectus of Grindr Inc. for the registration of 37,360,000 shares of its common stock issuable upon exercise of warrants, 174,715,973 shares of its common stock, and 23,534,012 warrants to purchase shares of its common stock, and to the incorporation by reference therein of our report dated March 17, 2023, with respect to the consolidated financial statements of Grindr Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
November 29, 2023